RACKWISE™



September 18, 2008

John Douglas MacRae
5312 Mandrake Ct,
Raleigh, NC 27613

Re: Offer of Employment/Director of Product Development

Dear John:

Visual Network Design dba Rackwise (the "Company") is pleased to present this offer of employment for the position of Director of Product Development. This is a full time, exempt position, carrying considerable responsibility and is integral to our continued business development and success. We are excited about your interest in joining the Company and are confident that you will be an important addition to our team. This Letter formally presents the specifics of our offer of employment:

Title:	**Director of Product Development**
Duties:	To be determined with Manager
Rate of Pay:	$140,000 yearly/$5833.33 base salary per pay period
Status:	Regular, Full-Time Employee; Exempt
Supervisor:	Dom Lesme
Start Date:	Tuesday, Oct 6, 2008 (subject to the terms of this Letter)
Location:	Raleigh, NC
Work Schedule:	Monday-Friday, 40 hours per week
Benefits:	In accordance with Company policies as specified in the Employee Handbook and elsewhere from time to time.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this Letter, and to the reasonable satisfaction of the Company. You further agree that during your term of employment, you will devote all of your business time and attention to the business of the Company, and that the Company will be entitled to all of the benefits and profits arising from, or incidental to, all your work, services and advice. When you accept employment with the Company, you also agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company. You further agree that you will not directly or indirectly engage

in, or participate in, any business that is competitive, in any manner, with the business of the Company.

At-Will Employment; Status

Your employment with the Company is "at-will" and will continue only so long as continued employment is mutually agreeable to you and the Company. While we are extending this offer with the hope you will stay and enhance your career with us, either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Compensation

1. **Base Salary.** You will be paid a monthly Base Salary of $11,666.66 (based on a total base salary of $140,000 per year). Your Base Salary will be payable in two equal payments per month, pursuant to the Company's regular payroll policy.

2. **Stock Options**

   Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 25,000 shares of the Company's Common Stock ("Shares"). The Shares will be priced at the fair market value of the Shares on the date of the grant. These Shares are subject to a 48-month vesting schedule and with a minimum of twelve (12) months of employment required prior to any vesting. Vesting will, of course, depend on your continued employment with the Company. This Initial Grant is subject to the terms of the Company's Incentive Stock Option and the Stock Option Agreement between you and the Company.

3. **Bonus Plan**

   You will be eligible for a bonus of $5,000 every quarter based upon goals set by your direct supervisor.

Employee Benefits

You will be considered a Regular, Full-Time employee. As a Regular, Full-Time employee, you will earn those benefits for which you meet the eligibility requirements as specified in each respective plan document. Availability, terms and the associated eligibility requirements of our existing benefit programs, are subject to change with or without notice.

The Company offers a benefit package that includes, but is not limited to, health benefits, holidays, and paid time off. The details of these benefit policies are described in the Employee Handbook, and controlled by applicable Summary Plan Description/Plan Document. The benefits currently offered can be viewed on the HR website as presented in Attachment A and include:

1. **Medical**. The Company offers Blue Cross PPO group medical insurance coverage for which you will be eligible on the first day of the calendar month following the date of hire. The Company will pay 100% of your medical insurance premium and 50% of any dependent coverage you elect.

2. **401K.** The Company offers a 401(k) plan for the employees benefit. VND does not currently match employee contributions.

3. **Paid Holidays**. The Company has identified 10 days of paid holiday benefits per calendar year (see Employee Handbook). You will eligible to use these paid holidays as they fall during your regular schedule.

4. **Paid Time Off (PTO)**. The Company recognizes the importance of time off for vacation, illness or to attend personal commitments. You are eligible for 120 hours of paid time off each year in accordance with the schedule outlined in the employee handbook (see Employee Handbook).

Employee Policies

The Company policies are described in the Company's Employee Handbook. The provisions of the Employment Application, this Offer Letter, the Employee Handbook, the Confidentiality and Proprietary Rights Agreement, and the Arbitration Agreement constitute the full and complete terms of your employment and supersede any prior representations or agreements by anyone, either oral or written. These terms of employment are not subject to change or modification of any kind, unless specified in writing, and signed by you and the Company's CEO

Acceptance of Employment

This Offer of employment is contingent upon your completion and execution of all employment documents listed below. These documents will be sent to you and are presented in ***Attachment B*** as well. In addition, we must receive acceptable proof of identification and authorization to work in the United States (part of the I-9 form listed below).

Once you have had an opportunity to consider this Offer Letter, please indicate your agreement with these terms and conditions of employment by providing signed copies of the following documents to HR (at the address listed below) on or before your Start Date:

1. I-9 Form
2. Acceptance receipt for Employee Handbook
3. Confidentiality and Proprietary Rights Agreement
4. Dispute Resolution/Arbitration Agreement
5. Employment Application Form
6. Employee Handbook
7. Benefits Paperwork

This Offer expires within seven (5) calendar days of the date of this Letter, 9/23/2008, unless the Company receives a signed copy within that period.

John, we are delighted to be able to extend this offer of employment to you, and sincerely feel the Company can provide you with the opportunity to achieve rewarding results for both you and the Company. We look forward to working with you.

Sincerely,

Emmett DeMoss
CEO
Visual Network Design, Inc.

The undersigned individually hereby accepts the Company's employment offer as detailed above.

SIGNATURE: [signature] **DATE:** 9-18-08

PRINT NAME: John D. MacRae

CC: HR
Hiring Manager

Attachment B

Introduction to VND's HR

Welcome to Visual Network Design, Inc. (VND)! This letter introduces VND's HR Administration. You will be contacted by HR within 24 hours of our receipt of a signed offer letter. Nandita Rodrigues will be your HR contact, her contact info is below.

Nandita Rodrigues,
HR Administrator
101 California Street
Suite 2450
San Francisco, CA 94111
415-946-8947
nrodrigues@rackwise.com

Employee Paperwork: Employees will have to fill out and return the following:

I-9 Form
Acceptance receipt for Employee Handbook
Confidentiality and Proprietary Rights Agreement
Dispute Resolution/Arbitration Agreement
Employment Application Form

Employee Handbook
Benefits Paperwork

These documents will be sent to the employee as soon as the offer letter is signed and returned. The Benefits Paperwork will be processed as soon as the employee's paperwork are signed and returned.

CC: Personnel File